UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 27, 2018

MYLAN N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	333-199861	98-1189497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Building 4, Trident Place Mosquito Way, Hatfield, Hertfordshire		AL10 9UL
(Address of Principal Executive Offices)		(Zip Code)

+44 (0) 1707 853 000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

New Senior Revolving Credit Agreement

On July 27, 2018, Mylan Inc. (“Mylan”) entered into a revolving credit agreement (the “New Senior Revolving Credit Agreement”) among Mylan, as borrower, Mylan N.V., as a guarantor (the “Company”), certain lenders and issuing banks and Bank of America, N.A. as the administrative agent (in such capacity, the “Revolving Administrative Agent”). The New Senior Revolving Credit Agreement contains a revolving credit facility (the “New Senior Revolving Facility”) under which Mylan may obtain extensions of credit in an aggregate principal amount not to exceed $2,000,000,000, subject to the satisfaction of customary conditions, in U.S. dollars or alternative currencies including Euro, Sterling, Yen, and any other currency that is approved by the Revolving Administrative Agent and each lender under the New Senior Revolving Facility. The New Senior Revolving Facility includes a $200,000,000 subfacility for the issuance of letters of credit and a $175,000,000 sublimit for swingline borrowings. The swingline borrowings will be made available in U.S. dollars only. Mylan may seek additional commitments under the New Senior Revolving Facility from lenders or other financial institutions designated by Mylan up to an aggregate amount such that the Company would be in compliance with the financial covenant described below, after giving effect to such increase in the commitments and the application of proceeds therefrom. In determining pro forma compliance with the financial covenant described below, any indebtedness that is proposed to be incurred will be added to the Company’s consolidated total indebtedness, and if such indebtedness is incurred in connection with an acquisition, the consolidated EBITDA of the acquired business for the trailing four quarters will be added to (or, if negative, subtracted from) the Company’s consolidated EBITDA for the same period.

Proceeds from the New Senior Revolving Facility will be used for working capital, capital expenditures and other lawful corporate purposes, including, without limitation, to repay outstanding obligations of Mylan, the Company and its subsidiaries. The effectiveness of the New Senior Revolving Credit Agreement was concurrent with, and contingent upon, the termination of the Revolving Credit Agreement, dated as of November 22, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Revolving Credit Agreement”), among the Company, as borrower, Mylan, as a guarantor, the other subsidiary guarantors from time to time party thereto, the lenders and issuing banks party thereto and Bank of America, N.A., as administrative agent. The New Senior Revolving Facility is guaranteed by (1) the Company and (2) each subsidiary of the Company that guarantees (or is otherwise a co-obligor of) third party indebtedness in excess of $500,000,000 of the Company or Mylan, as applicable. As of July 27, 2018, no subsidiary of the Company is required to provide a guarantee of the New Senior Revolving Facility, but will automatically do so upon the occurrence of the above. The New Senior Revolving Facility is unsecured.

The New Senior Revolving Facility will bear interest at LIBOR (determined in accordance with the New Senior Revolving Credit Agreement) plus 1.200% per annum, if the Company chooses to make LIBOR borrowings, or at a base rate (determined in accordance with the New Senior Revolving Credit Agreement) plus 0.200% per annum. The New Senior Revolving Facility has a facility fee, which currently accrues at 0.175% on the daily amount of the aggregate revolving commitments of the lenders. The applicable margins over LIBOR and the base rate for the revolver can fluctuate based on the long term unsecured senior, non-credit enhanced debt rating of the Company by S&P Global Ratings, Moody’s Investors Service, Inc. and Fitch Ratings, Inc.

The New Senior Revolving Credit Agreement contains customary affirmative covenants for facilities of this type, including, among others, covenants pertaining to the delivery of financial statements, notices of default and certain other material events, maintenance of corporate existence and rights, business, property, and insurance and compliance with laws, as well as customary negative covenants for facilities of this type, including, among others, limitations on the incurrence of subsidiary indebtedness, liens, mergers and certain other fundamental changes, investments and loans, acquisitions, transactions with affiliates, payments of dividends and other restricted payments and changes in the Company’s line of business. The New Senior Revolving Credit Agreement contains a financial covenant requiring maintenance of a maximum ratio of (x) 4.25 to 1.00 for consolidated total indebtedness as of the end of the fiscal quarters ending September 30, 2018 and December 31, 2018 to consolidated EBITDA for the trailing four quarters, respectively, and (y) 3.75 to 1.00 for consolidated total indebtedness as of the end of any quarter ended after December 31, 2018 to consolidated EBITDA for the trailing four quarters. This financial covenant will first be tested at the quarter ending September 30, 2018. Following certain qualifying acquisitions, at the Company’s election, the maximum ratio in the financial covenant will be increased to 4.25 to 1.00 for the three full quarters following such qualifying acquisition.

The New Senior Revolving Credit Agreement contains default provisions customary for facilities of this type, which are subject to customary grace periods and materiality thresholds, including, among others, defaults related to payment failures, failure to comply with covenants, material misrepresentations, defaults under other material indebtedness, the occurrence of a “change in control”, bankruptcy and related events, material judgments, certain events related to pension plans and the invalidity or revocation of any loan document or any guarantee agreement of Mylan, the Company or any subsidiary that becomes a guarantor as described above. If an event of default occurs under the New Senior Revolving Credit Agreement, the lenders may, among other things, terminate their commitments and declare immediately payable all borrowings.

Amounts drawn on the New Senior Revolving Facility become due and payable on July 27, 2023. Amounts drawn on the New Senior Revolving Facility may be voluntarily prepaid without penalty or premium, other than customary breakage costs related to prepayments of LIBOR borrowings.

The foregoing summary of the New Senior Revolving Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the New Senior Revolving Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Commercial Paper Program

On July 27, 2018, Mylan entered into definitive documentation to establish an unsecured commercial paper program (the “CP Program”) pursuant to which Mylan may issue short-term, unsecured commercial paper notes (the “CP Notes”) pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company has agreed to guarantee payment in full of the principal of and interest (if any) on the CP Notes, pursuant to a guarantee, dated the date of each Dealer Agreement. Amounts available under the CP Program may be borrowed, repaid and re-borrowed from time to time, with the aggregate principal amount of CP Notes outstanding under the CP Program at any time not to exceed $1.65 billion.

The net proceeds of issuances of the CP Notes are expected to be used for general corporate purposes. The New Senior Revolving Credit Agreement will be available to repay the CP Notes, if necessary. The effectiveness of the CP Program was concurrent with the termination of the commercial paper program, entered into on June 8, 2017, pursuant to which the Company issued and Mylan guaranteed short-term, unsecured commercial paper notes pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act (the “Existing CP Program”).

The maturities of the CP Notes will vary but will not exceed 364 days from the date of issue. The CP Notes will be sold under customary terms in the commercial paper market and will be issued at a discount from par, or, alternatively, will be issued at par and bear varying interest rates on a fixed or floating basis.

Initially, three commercial paper dealers will each act as a dealer under the CP Program (each a “Dealer” and, collectively, the “Dealers”) pursuant to the terms and conditions of a commercial paper dealer agreement entered into among Mylan, the Company and each Dealer (each, a “Dealer Agreement”). A national bank will act as issuing and paying agent under the CP Program.

Each Dealer Agreement provides the terms under which the applicable Dealer will either purchase the CP Notes from Mylan or arrange for the sale of the CP Notes by Mylan to one or more purchasers, in each case pursuant to an exemption from federal and state securities laws. Each Dealer Agreement contains customary representations, warranties, covenants and indemnification provisions. The Dealer Agreements are substantially identical in all material respects except as to the parties thereto and the notice provisions. The foregoing summary of the Dealer Agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Dealer Agreements, a form of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

From time to time, one or more of the Dealers and certain of their respective affiliates have provided, and may in the future provide, commercial banking, investment banking and other financial advisory services to the Company and its affiliates for which they have received or will receive customary fees and expenses. In addition, certain of the dealers or their affiliates are lenders under the New Senior Revolving Credit Agreement.

The CP Notes have not been and will not be registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The information contained in this Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any securities.

Item 1.02	Termination of a Material Definitive Agreement.

On July 27, 2018, in connection with its entry into the New Senior Revolving Credit Agreement and the CP Program as disclosed in Item 1.01 of this Current Report on Form 8-K, the Company terminated the Existing Revolving Credit Agreement and Existing CP Program. There were no material early termination penalties incurred as a result of the termination of the Existing Revolving Credit Agreement and Existing CP Program.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the New Senior Revolving Credit Agreement and CP Program is hereby incorporated by reference into this Item 2.03 of this Current Report on Form 8-K insofar as it relates to the creation of a direct financial obligation of the Company.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

10.1	Revolving Credit Agreement, dated July 27, 2018, among Mylan, the Company, the lenders and issuing banks party thereto and Bank of America, N.A., as administrative agent.

10.2	Form of Dealer Agreement among Mylan, the Company and the dealer thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN N.V.

Date: July 30, 2018	By:	/s/ Kenneth S. Parks
Kenneth S. Parks
Chief Financial Officer